EXHIBIT 14.0

BANK OF SOUTH CAROLINA CORPORATION
CODE OF ETHICS
PRESIDENT AND CHIEF EXECUTIVE OFFICER
EXECUTIVE VICE PRESIDENT AND SECRETARY
AND
EXECUTIVE VICE PRESIDENT AND TREASURER

(As approved by the Board of Directors on March 18, 2004)

Purpose of Code of Ethics

The purpose of the Code of Ethics is: to promote the honest and ethical conduct of our President and Chief Executive Officer, Executive Vice President and Secretary, and the Executive Vice President and Treasurer (described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Bank of South Carolina Corporation (the “Company”); and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

Introduction

It is the policy of the Company and of its subsidiary, The Bank of South Carolina (the “Bank”) that the President and Chief Executive Officer, Executive Vice President and Secretary, and the Executive Vice President and Treasurer of the Company and of the Bank adhere to and advocate the following principles governing their professional and ethical conduct. It is supplemented by the Bank’s “Code of Ethics”, which, in conjunction with this Code, provide a framework for prudent decision-making.

The Company and Bank policy requires that such Executive Officers maintain the highest standards of business and personal ethics in the fulfillment of their duties and responsibilities to the Company and the Bank. Such Executive Officers must practice honesty and integrity in every aspect of the business of the Company and the Bank, including, but not limited to, dealings with the public, shareholders, employees and customers.

Compliance with this Code is a condition of employment and any violation of the Code may result in disciplinary action, up to and including termination of employment.

(See Section IV for further explanation)

Standards of Conduct

A. General Standard

The Executive Officers shall be honest at all times and shall maintain the highest standards of business and personal ethics in the fulfillment of their duties and responsibilities to the Company and to the Bank.

B. Compliance with Governing Laws and Regulations

The Executive Officers shall strive to maintain a general knowledge of all applicable laws, rules, and regulations governing the business of the Company and the Bank including, but not limited to, the requirements of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 as they pertain to the operation of public companies. The Executive Officers shall be committed to conducting business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. Whenever a question arises with respect to the applicability or interpretation of any law, rule or regulation pertaining to the business of the Company and the Bank, that is not clearly understood by the Executive Officers, outside counsel will be consulted.

C. Compliance with the NASDAQ Corporate Governance Listing Standards

The Executive Officers shall be familiar with the Listing Standards of NASDAQ and shall comply with all such standards. The Executive Vice President and Treasurer shall certify, on an annual basis, that he or she is not aware of any material violation by the Company of these standards.

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D. Prohibition Against Use of Material Nonpublic Information

Due to the nature of their position and business, the Executive Officers have access to confidential information. The Executive Officers are prohibited from using or sharing this information for any other purpose except the conduct of the business of the Company and the Bank. The Executive Officers shall comply with all laws and regulations as they pertain to the use of nonpublic information.

E. Prohibition Against Legal and Ethical Violations

The Executive Officers shall not knowingly participate in, or assist, any acts which are in violation of any applicable law, rule or regulation governing the business of the Company and the Bank. The Executive Officers shall not knowingly participate in, or assist any act that would violate this Code or the Bank’s Code of Ethics.

F. Accurate Reporting of the Company’s Finances

The Executive Officers shall at all times exercise diligence and thoroughness in the preparation and review of the financial records and reports of the Company and the Bank. The Executive Officers must ensure that the Company’s and the Bank’s books and records accurately and fairly represent the financial position of the Company. All of the Company’s and the Bank’s books, records, accounts and financial statements must be maintained in reasonable detail and must reflect the Company’s and the Bank’s transactions. Also, the books, records, accounts and financial statements must conform to both the applicable legal requirements and to the Company’s system of internal controls. There shall be no unrecorded or “off the books” accounts maintained unless permitted by applicable law. The Executive Officers must ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or the Bank files with, or submits to, the SEC, FDIC, Federal Reserve and State of south Carolina Board of Financial Institutions and in other public communications.

G. Fiduciary Duties

The Executive Officers shall exercise care in complying with the fiduciary duties to the Company and its shareholders.

H. Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest interferes in any way with the interest of the Company or the Bank. Any Executive Officer who becomes aware of any material transaction or relationship that reasonably could be expected to cause a conflict of interest, shall bring it to the immediate attention of the Company’s Board of Directors, where appropriate the Board of Directors will consult with the Audit Committee to determine what, if any, action should be taken.

I. Reporting and Investigation of Violations of The Code

Any actual or perceived violation of this Code must be immediately reported to the Company’s Board of Directors. Once it has been reviewed and a determination has been made that the reported violation does violate the code, the Board of Directors, and where appropriate the Board of Directors will consult with the Audit Committee, will determine what, if any, action should be taken. This may include, but is not limited to, further investigation of the matter, consulting outside counsel, and disciplinary action up to and including dismissal.

J. Adherence to The Code

All Executive Officers are required to strictly comply with this Code. Any violation will be dealt with promptly and severely. The Board of Directors shall have the power to monitor, make determinations and recommend actions with respect to violations of this Code.

The President and Chief Executive Officer, Executive Vice President and Secretary and Executive Vice President

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and Treasurer shall acknowledge and certify this Code on an annual basis and file a copy of such certification with the Board of Directors and the Audit Committee.

K. Disclosure of Modifications and Waivers

Any and all modifications and waivers of this Code shall be disclosed within 5 business days after the modifications or waiver, on a Form 8-K and in the annual report.

Acknowledgment Form

I have received and read the Code of Ethics for President and Chief Executive Officer, Executive Vice President and Secretary and the Executive Vice President and Treasurer, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Board of Directors any suspected violations of the Code of Ethics.

/s/ Hugh C. Lane, Jr.
Hugh C. Lane, Jr.
President and Chief Executive Officer

/s/ Nathaniel I. Ball, III
Nathaniel I. Ball, III
Executive Vice President and Secretary

/s/ William L. Hiott, Jr.
William L. Hiott, Jr.
Executive Vice President and Treasurer

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